UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 2, 2012

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK		73114
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On November 2, 2012, Chaparral Energy, Inc. (referred to herein as “we,” “us” and “our”) commenced a private placement of $150.0 million of our senior notes due 2022 (the “Senior Notes”). Attached as Exhibit 99.1 to this Current Report is the form of presentation we expect to use in connection with presentations to certain prospective investors in the private placement. Because the offering is intended to be a private placement, the form of investor presentation has been redacted to remove all information describing the offering or the terms of the Senior Notes being offered.

The investor presentation attached as an exhibit hereto contains references to our average daily production for the third quarter of 2012. For the third quarter of 2012, our average daily production was 26.1 MBoe, this represents a 13.48% and a 8.30% increase over the average daily production for the second quarter of 2012 and the third quarter of 2011, respectively.

The notice contained in this Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes.

Note Regarding Non-GAAP Financial Measures

The investor presentation attached as an exhibit hereto contains certain references to adjusted EBITDA and PV-10 value, which are non-GAAP financial measures, as defined under Regulation G of the rules and regulations of the SEC.

PV-10 value

PV-10 value is a non-GAAP measure that differs from the standardized measure of discounted future net cash flows in that PV-10 value is a pre-tax number, while the standardized measure of discounted future net cash flows is an after-tax number. We believe that the presentation of the PV-10 value is relevant and useful to investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account future corporate income taxes, and it is a useful measure of evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. However, PV-10 value is not a substitute for the standardized measure of discounted future net cash flows. Our PV-10 value measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

The following table provides a reconciliation of PV-10 value to the standardized measure of discounted future net cash flows for the periods shown:

	As of December 31,
(in thousands)	2011	2010	2009
PV-10 value	$2,309,089	$1,770,061	$1,323,541
Present value of future income tax discounted at 10%	(711,177)	(534,035)	(352,177)

Standardized measure of discounted future net cash flows	$1,597,912	$1,236,026	$971,364

Adjusted EBITDA

Management uses adjusted EBITDA as a supplemental financial measurement to evaluate our operational trends. Items excluded generally represent non-cash adjustments, the timing and amount of which cannot be reasonably estimated and are not considered by management when measuring our overall operating performance. In addition, adjusted EBITDA is generally consistent with the Consolidated EBITDAX calculation that is used in the covenant ratio required under our senior secured revolving credit facility described in the Liquidity and Capital Resources section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We consider compliance with this covenant to be material. Adjusted EBITDA is used as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to net income, as an indicator of our operating performance, as an alternative to cash flows from operating activities, or as a measure of liquidity. Adjusted EBITDA is not defined under GAAP and, accordingly, it may not be a comparable measurement to those used by other companies.

We define adjusted EBITDA as net income (loss), adjusted to exclude (1) interest and other financing costs, net of capitalized interest, (2) income taxes, (3) depreciation, depletion and amortization, (4) unrealized (gain) loss on ineffective portion of hedges and reclassification adjustments, (5) non-cash change in fair value of non-hedge derivative instruments, (6) interest income, (7) stock-based compensation expense, (8) gain or loss on disposed assets, and (9) impairment charges and other significant, unusual non-cash charges. Through March 31, 2010, our calculation of adjusted EBITDA excluded any cash proceeds received from the monetization of derivatives with a scheduled maturity date more than 12 months following the date of such monetization, in accordance with the terms of our prior credit facility.

In July 2010, we amended the definition of Consolidated EBITDAX in our senior secured revolving credit facility to (1) permit cash proceeds received from the monetization of derivatives to be included in the calculation of Consolidated EBITDAX, to the extent that such monetizations, in any period between scheduled redeterminations, do not exceed 5% of the borrowing base then in effect, and (2) permit the exclusion from the calculation of Consolidated EBITDAX of up to $4.5 million in one-time cash expenses associated with our financing transactions that were incurred and paid during the second quarter of 2010. As a result, beginning with the second quarter of 2010, we have changed our calculation of adjusted EBITDA to include cash proceeds received from the monetization of derivatives with a scheduled maturity date more than 12 months following the date of such monetization, to the extent permitted by our senior secured revolving credit facility. However, we have not changed our calculation of adjusted EBITDA to exclude approximately $2.3 million of one-time cash expenses associated with our financing transactions. As a result of the permitted exclusion of these expenses, our Consolidated EBITDAX as calculated for covenant compliance purposes is higher than our adjusted EBITDA for the year ended December 31, 2010.

In April 2011, we amended the definition of Consolidated EBITDAX in our senior secured revolving credit facility to permit the exclusion of reasonable and customary fees and expenses related to the refinancing in February 2011 of our 8.5% Senior Notes due 2015 from the calculation of Consolidated EBITDAX.

In May 2012, we amended the definition of Consolidated EBITDAX in our senior secured revolving credit facility to permit the exclusion of reasonable and customary fees and expenses related to the refinancing of our 8.875% Senior Notes due from the calculation of Consolidated EBITDAX

The following table provides a reconciliation of net income (loss) to adjusted EBITDA for the specified periods:

	Six Months Ended June 30,		Year ended December 31,
(in thousands)	2012	2011	2011	2010	2009
Net income (loss)	$50,245	$7,130	$42,048	$33,713	$(144,318)
Interest expense	48,579	47,931	96,720	81,370	90,102
Income tax expense (benefit)	28,372	5,851	35,924	23,803	(85,936)
Depreciation, depletion, and amortization	75,386	70,854	146,083	109,503	104,734
Unrealized (gain) loss on ineffective portion of hedges and reclassification adjustments	(24,309)	13,561	27,452	23,889	(21,752)
Non-cash change in fair value of non-hedge derivative instruments	(48,461)	(6,276)	(57,899)	(2,523)	149,106
Proceeds from monetization of derivatives with a scheduled maturity date more than 12 months from the monetization date included in EBITDA	—	—	—	9,418	—
Proceeds from monetization of derivatives with a scheduled maturity date more than 12 months from the monetization date excluded from EBITDA	—	—	—	—	(102,352)
Interest income	(107)	(82)	(165)	(144)	(283)
Stock-based compensation expense	1,938	1,873	3,747	2,600	1,145
Gain on sale of assets	48	(49)	(1,284)	(184)	(10,463)
Loss on extinguishment of debt	21,696	20,576	20,592	2,241	—
Loss on impairment of oil and natural gas properties	—	—	—	—	240,790
Other non-cash charges	—	—	—	4,150	2,928

Adjusted EBITDA	$153,387	$161,369	$313,218	$287,836	$223,701

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

99.1	Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 2, 2012	CHAPARRAL ENERGY, INC.

	By:	/s/ Joseph O. Evans
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President

Exhibit Index

Exhibit Number	Description

99.1	Investor Presentation